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                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE:                                                  CONTACT:
February 1, 2007                                               Robert K. Chapman
                                                            United Bancorp, Inc.
                                                                    734-214-3801

                              UNITED BANCORP, INC.
                         ANNOUNCES STOCK REPURCHASE PLAN

TECUMSEH, MI -- United Bancorp, Inc. (OTCBB: UBMI) today announced that the Board of Directors has authorized a common stock repurchase plan. The plan calls for the repurchase of up to 130,000 shares, or approximately 5%, of the Company's current 2,623,716 shares outstanding.

Robert K. Chapman, president and chief executive officer, stated, "This stock buyback plan reflects our commitment to enhance shareholder value and provide additional liquidity to our shareholders, and reflects our confidence in the future of the Company."

The repurchases will be made from time to time by the Company through open market purchases at prevailing market prices. All such transactions will be structured to comply with Securities and Exchange Commission Rule 10b-18 and all shares repurchased under this plan will be retired. The number and timing of the repurchases shall be at the Company's sole discretion and the plan may be re-evaluated depending on market conditions, liquidity needs or other factors. The Board of Directors, based on such re-evaluations, may suspend, terminate, modify or cancel the plan at any time without notice. The Company has retained Keefe, Bruyette & Woods, Inc. to assist in the management of the repurchase program.

United Bancorp, Inc. is an independent financial holding company that is the parent company for United Bank & Trust and United Bank & Trust -- Washtenaw. The subsidiary banks operate seventeen banking offices in Lenawee, Washtenaw and Monroe counties, and United Bank & Trust maintains an active wealth management group that serves the Company's market area. As of December 31, 2006 the Company had $751 million in assets and shareholders' equity of $74.8 million.

The Company recently announced record earnings of $9.2 million for 2006, up 11.0% from the $8.3 million earned during 2005. Basic earnings per share increased 10.6% to $3.49 for 2006 as compared to $3.15 earned during 2005. For more information, visit the company's website at www.ubat.com.

This news release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 B of the Securities Act of 1934, as amended, which are intended to be safe harbors created thereby. Those statements are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Company itself. Words such as "anticipate," "believe," "determine," "estimate," "expect," "forecast," "intend," "is likely," "plan," "project," "opinion," variations of such terms, and similar expressions are intended to identify such forward-looking statements. The presentations and discussions of the provision and allowance for loan losses presented in this report are inherently forward-looking statements in that they involve judgments and statements of belief as to the outcome of future events.

These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Internal and external factors that may cause such a difference include changes in economic conditions in the market area the Company conducts business which could materially impact credit quality trends, interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors;

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changes in banking laws and regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior and customer ability to repay loans; software failure, errors or miscalculations; and the vicissitudes of the national economy. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

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